Exhibit 5.01

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Michael Best & Friedrich LLP Attorneys at Law
100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108 Phone 414.271.6560 Fax 414.277.0656

June 6, 2005

Eliason Funding Corporation

548 Highway 15

St. Germain, WI 54558

Re:	Registered Note Offering

Gentlemen:

Reference is made to the Registration Statement on Form SB-2 being filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) relating to the offer and sale of up to $21,000,000 in variable term notes (the “Notes”) of Eliason Funding Corporation, a Wisconsin corporation (the “Company”), to be issued pursuant to an Indenture (the “Indenture”) to be entered into between the Company and U.S. Bank National Association, as trustee, in the form attached to the Registration Statement as Exhibit 4.01.

We are familiar with and have examined the Registration Statement, the articles of incorporation and bylaws of the Company and the Indenture, each in the form of the exhibits to the Registration Statement, and such other records and documents as we deemed appropriate. Based on our examination, we are of the opinion that:

(a) The Company is a corporation, validly existing under the laws of the State of Wisconsin; and

(b) Assuming that the Notes are issued and sold in compliance with all applicable state and federal securities laws (as to which matters we express no opinion), when the Notes have been issued and sold upon the terms and in the manner set forth in the Registration Statement and the Indenture, they will constitute the validly issued, legal and binding obligations of the Company.

This opinion is limited to the Federal law of the United States and the law of the State of Wisconsin.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement.

Sincerely,

MICHAEL BEST & FRIEDRICH LLP

/s/ Michael Best & Friedrich LLP